UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                          ____________________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ____________________________
                          MEDISCIENCE TECHNOLOGY CORP.
             (Exact Name of Registrant as Specified in Its Charter)



New Jersey                                                22-1937826
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                            Identification Number)


                               1235 Folkestone Way
                          Cherry Hill, New Jersey 08034
                            Telephone: (856) 428-7952
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                          ____________________________

                                 Peter Katevatis
                      Chairman and Chief Executive Officer
                          Mediscience Technology Corp.
                               1235 Folkestone Way
                          Cherry Hill, New Jersey 08034
                            Telephone: (856) 428-7952

  (Name, Address Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                    Copy to:
                            Peter B. Hirshfield, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                               65 East 55th Street
                               New York, NY 10022
                                 (212) 451-2300
                          ____________________________


 As soon as practicable after the effective date of this registration statement
        (Approximate Date of Commencement of Proposed Sale to the Public)

     If the only securities being registered on the Form are being offered pursuant to dividend or interest plans, check the following box.[_]


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

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
Title of Each Class of    Amount to be      Proposed         Proposed Maximum        Amount of
Securities to be          Registered        Maximum Price    Aggregate Offering      Registration
Registered                                  Per              Price                   Fee
                                            Share
-------------------------------------------------------------------------------------------------
Common Stock, par value   8,075,000         $0.50            $4,037,500              $511.55
$0.01 per
share
-------------------------------------------------------------------------------------------------

Pursuant to Rule 416 of the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends or other similar transactions.

(1) Estimated solely at $0.50 per share the last sales price of our Common Stock as reported on the NASDAQ BB Market for July 28, 2004, for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2) We are registering an aggregate of 8,075,000 shares of our common stock, $0.01 par value per share ("Common Stock"), which includes (i) an aggregate of 6,000,000 shares of Common Stock that were issued upon the conversion of 60 shares of our Series A Preferred Stock, (ii) an aggregate of 1,925,000 shares of Common Stock that were issued to consultants, and (iii) an aggregate of 150,000 shares of Common Stock that were issued upon the exercise of warrants. All of such shares of Common Stock are being offered for resale by such common shareholders (the "Selling Shareholders").

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to completion, dated August ____, 2004


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


                                   PROSPECTUS
                          MEDISCIENCE TECHNOLOGY CORP.

                        8,075,000 Shares of Common Stock

This prospectus relates to the sale by the Selling Shareholders identified in this prospectus of up to an aggregate of 8,075,000 shares of our common stock, $0.01 par value per share ("Common Stock"), which includes (i) an aggregate of 6,000,000 shares of Common Stock that were issued upon the conversion of 60 shares of our Series A Preferred Stock, (ii) an aggregate of 1,925,000 shares of Common Stock that were issued to consultants, and (iii) an aggregate of 150,000 shares of Common Stock issued upon the exercise of warrants with an exercise price of $0.25 per share.

We will not receive any of the proceeds from the sale of these shares by the Selling Shareholders. However, we received an aggregate of $37,500 from the exercise of warrants to purchase 150,000 shares to be sold hereunder. See "Use of Proceeds."

We will bear all costs relating to the registration of the shares. All of such shares of Common Stock are being offered for resale by the Selling Shareholders.

Our Common Stock is traded on the NASDAQ BB Market under the symbol "MDSC." The last sales price of our Common Stock on July 28, 2004 as reported by NASDAQ BB was $0.50 per share.

Investing in our Common Stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled "Risk Factors" beginning on page 7 which describes certain material risk factors you should consider before investing.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is August__, 2004


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


                                TABLE OF CONTENTS

                                                                            Page
PROSPECTUS SUMMARY...........................................................4
FORWARD LOOKING STATEMENTS...................................................7
RISK FACTORS.................................................................7
USE OF PROCEEDS..............................................................16
DESCRIPTION OF THE TRANSACTIONS..............................................16
SELLING SHAREHOLDERS.........................................................17
DESCRIPTION OF SECURITIES....................................................20
PLAN OF DISTRIBUTION.........................................................22
INDEMNIFICATION OF OFFICERS AND DIRECTORS....................................23
WHERE YOU CAN FIND MORE INFORMATION ABOUT US.................................24
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................24
LEGAL MATTERS................................................................25
EXPERTS......................................................................25

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

The following summary highlights aspects of the offering and the information incorporated by reference in this prospectus. This prospectus does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, related notes and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus before making an investment decision. Unless otherwise indicated, "we", "us", "our" and similar terms, as well as references to the "Company" and "Registrant", refer to Mediscience Technology Corp. and its wholly owned subsidiaries and not to the Selling Shareholders.

Company Background

The Company is principally engaged in the design and development of medical diagnostic instruments that detect cancer in vivo in humans by using light to excite the molecules contained in tissue and measuring the differences in the resulting natural fluorescence between cancerous and normal tissue. On December 1, 1988, we acquired all the outstanding stock of Laser Diagnostic Instruments, Inc. ("LDI"), which is now a wholly owned subsidiary of the Company. The principal asset of LDI was the ownership of a U.S. patent application entitled "Method and Apparatus for Detecting Cancerous Tissue Using Visible Luminescence," which patent was subsequently granted in 1990 and 1998, and expanded from 9 to 59 claims in a re-examination of that patent. Our research and development activities are centered in and around this patent and other patents either acquired subsequently from The Research Foundation of City University of New York ("RFCUNY") by us or for which we are the exclusive licensee from RFCUNY.

On February 5, 2003 we acquired two exclusive world-wide licenses for US patent applications filed by RFCUNY: "Stokes-Shift Fluorescence Spectroscopy for Detection of Disease and Physiological State of Specimen" and "Three-Dimensional Radiative Transfer Tomography for Turbid Media" which when issued, would extend our core technology in the optical biopsy field. Our claim of priority right runs for a twenty year period from February 5, 2003, thus providing our core technology patent protection for that period.

We have successfully conducted preclinical and clinical evaluations which continue to support our belief that our proprietary technology, when fully developed, will be useful in the screening and diagnosis of cancer. We also believe that our technology, if successfully developed, will have substantial commercial appeal due to its non-invasive character, its delivery of immediate, real time results, its enhanced diagnostic sensitivity and specificity and its appeal to physicians who can generate additional office revenues that currently accrue to an off site pathology laboratory.

On January 6, 1997, we received approval from the FDA of our Investigational Device Exemption application to initiate human Phase II clinical trials with our CD Scan medical device for early stage detection of cancer. This trial has not been initiated at that time because of the lack of funding.

On January 25, 1999 the FDA classified our RFCD Scan medical device as a non-significant risk device for human trial Phase I clinical investigation of the biological basis of fluorescence as applied to medically significant female OBGYN health issues. This pilot study is being conducted under a research agreement with Yale University and RFCUNY.

On December 11, 2003 the FDA, after audit review, qualified us as a small entity allowing reduced or waived FDA fees for our 2004 medical device 510k or other market approval submissions and our participation in expedited FDA review through FDA clinical inspections conducted independently by third party FDA approved "accredited" persons, directly employed by us.

Strategy

Our strategy is to commercialize early cancer detection devices based upon our developed technology, completed prototypes and expertise in the area of fluorescent imaging. In addition to acquiring and seeking additional conventional direct investment we may also use an organizational structure of wholly owned subsidiary limited liability companies, each with its own intellectual property supported application, in order to select and prioritize targeted diagnostic indications to maximize the return on development and clinical investments and the value of our intellectual property. To that end, we formed Photonics for Woman's Oncology LLC on February 27, 2003 and Pro-screen, LLC on June 3, 2003 in Delaware and Medi-Photonics Development LLC ("Medi-Phonotics") on February 19, 2004 in New York, as wholly owned subsidiaries. Medi-Photonics will be used for commercialization in the area of early cervical cancer detection and is presently adequately funded, possesses a working prototype, a project agreement with RFCUNY, has established a management team and is completing its plan in an effort to secure a 510k exemption from the FDA.

We are also working on early cancer detection devices in the areas of prostate, colon, esophagus, and skin cancer and are encouraged by all results. We are in various stages of business development activity with potential distributors, strategic partners, and other strategic investors. We believe that our technology will be broadly applicable in cancer screening and diagnosis. We are preparing to submit an application for 510k exemption, however presently, each approved labeled indication requires separate pre-marketing approval (a "PMA"), which is a time-consuming and costly process. We regard our "516" and other related patents as pioneering, blocking and dominant in the area of cancer diagnosis using fluorescence spectroscopy both in-vivo and in-vitro.

We continue to seek additional funding through present and new equity capital from institutional and individual professional investor groups. In such cases where the LLC structure may serve as a separate investment vehicle we intend to license the requisite platform technologies to, and assign, as capital contribution, other critical assets for majority and substantial equity ownership in, and an upfront license fee from, that LLC. We currently anticipate that the licenses issued to an LLC will be exclusive, royalty-bearing, irrevocable, perpetual, sub-licensable, worldwide licenses to manufacture, modify, use, market, sell and distribute the platform technologies as part of or in connection with a product, process, or machine for use in the niche markets identified by and granted to such LLC. We currently intend to enter into management and corporate services agreements with that LLC to provide certain administrative and management services for a management fee and will continue to act as an intellectual property transfer and research agent between any such LLC and RFCUNY.

We have no revenues from current operations and are funding the development of our products through the sale of our securities and will continue to require financial resources to maintain business momentum and to leverage intellectual property assets through FDA clinicals/approvals into the market place as products. In the absence of the availability of such financing on a timely basis, the Company could be forced to materially curtail, limit or cease its operations.

Because of our significant recurring losses, and the lack of certain sources of capital to fund our operations, our independent registered public accounting firm as stated in their report for the fiscal years ended February 29, 2004, February 28, 2003 and February 28, 2002, included an explanatory paragraph indicating that substantial doubt exists about our ability to continue as a going concern.

Our principal offices are located at 101 East 31st Street, New York, New York 10022, and 1235 Folkestone Way, Cherry Hill, New Jersey 08034.

The Offering

Common Stock Offered by Selling Shareholders       8,075,000


Use of Proceeds                                    We will not receive any
                                                   proceeds from the sale of
                                                   shares in this offering.
                                                   We received $37,500 from
                                                   the exercise of warrants
                                                   to purchase shares to be
                                                   sold hereunder.


NASDAQ BB Symbol                                   MDSC



Common Stock Outstanding After Offering            50,964,703 shares, based
                                                   on 50,964,703 shares
                                                   outstanding as of June
                                                   30, 2004 and excluding
                                                   shares that, as of the
                                                   date of this prospectus,
                                                   are issuable upon the
                                                   exercise of options, with
                                                   exercise prices ranging
                                                   from $0.25 to $1.50 per
                                                   share, and certain
                                                   anti-dilutive contractual
                                                   provisions.





                           FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "experts," "plans" "will," "may," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise capital to finance the development of our products, the effectiveness, profitability and the marketability of those products, our ability to protect our proprietary information, general economic and business conditions, the impact of technological developments and competition, our expectations and estimates concerning future financial performance and financing plans, our ability to successfully integrate the businesses of our three subsidiaries, the impact of current, pending or future legislation and regulation on the healthcare industry and other risks detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"). We do not undertake any obligation to publicly update any forward-looking statements.

As a result, you should not place undue reliance on these forward-looking statements.

                                  RISK FACTORS

The following risk factors should be considered carefully in addition to the other information presented herein:

WE DO NOT HAVE A LONG OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

Because limited financial data is available on our operations and products, it may be difficult for you to evaluate our business. Our prospects must be considered in light of the substantial risks, expenses, uncertainties and difficulties encountered by entrants into the medical device industry, which is characterized by increasing intense competition and a high failure rate.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT LOSSES TO CONTINUE.

We have never been profitable, and we have had operating losses since our inception. We expect our operating losses to continue as we continue to expend substantial resources to further develop and commercialize our products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance organizations, and conduct further research and development. To date, we have engaged primarily in research and development efforts. The further development and commercialization of our products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures.

IF WE CANNOT OBTAIN ADDITIONAL FUNDS WHEN NEEDED, WE WILL NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

We will require substantial additional capital to develop our products, including completing product testing and clinical trials, obtaining all required regulatory approvals and clearances, beginning and scaling up manufacturing, and marketing our products. We have historically funded a significant portion of our activities through private placements. We are seeking a collaborative partner for our technology and are seeking targeted funding for our cervical cancer program. Any failure to find collaborative partners to fund our capital expenditures, or our inability to obtain capital through other sources, would limit our ability to grow and operate as planned. Even if we do enter into an agreement with a collaborative partner, the obligations of a collaborative partner to fund our expenditures is largely discretionary and depends on a number of factors, including our ability to meet specified milestones in the development and testing of the relevant product. We may not be able to meet these milestones, or our collaborative partner may not continue to fund our expenditures.

We bear responsibility for all aspects of our product line and our cervical cancer product, which are not being developed with a collaborative partner. We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements. We believe that our existing capital resources will not be sufficient to fund our operations to the point of commercial introduction of our monitoring products and our cervical cancer detection product. Any failure to achieve adequate funding in a timely fashion would delay our development programs and could lead to abandonment of one or more of our development initiatives. Any required additional funding may not be available on terms attractive to us, or at all. To the extent we cannot obtain additional funding, our ability to continue to develop and introduce products to market will be limited. Any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants that would limit how we conduct our business or finance our operations.


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


IF WE CANNOT OBTAIN ADDITIONAL FUNDS WHEN NEEDED, OR ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

Our independent registered public accounting firm has included an explanatory paragraph in their audit report referring to our recurring operating losses and a substantial doubt about our ability to continue as a going concern. Absent additional funding from private or public equity or debt financings, collaborative or other partnering arrangements, or other sources and if we do not secure additional funding, we will be unable to conduct all of our product development efforts as planned, and we may need to cease operations or sell assets. In addition, the existence of the explanatory paragraph in the audit report may in and of itself cause our stock price to decline as certain investors may be restricted or precluded from investing in companies that have received this notice in an audit report.

OUR ABILITY TO SELL OUR PRODUCTS IS CONTROLLED BY GOVERNMENT REGULATIONS, AND WE MAY NOT BE ABLE TO OBTAIN ANY NECESSARY CLEARANCES OR APPROVALS.

The design, manufacturing, labeling, distribution and marketing of medical device products are subject to extensive and rigorous government regulation, which can be expensive and uncertain and can cause lengthy delays before we can begin selling our products, if at all.

IN THE UNITED STATES, THE FOOD AND DRUG ADMINISTRATION'S ACTIONS COULD DELAY OR PREVENT OUR ABILITY TO SELL OUR PRODUCTS, WHICH WOULD ADVERSELY AFFECT OUR GROWTH AND STRATEGY PLANS.

In order for us to market our products in the United States, we must obtain clearance or approval from the Food and Drug Administration, or FDA. We cannot be sure that we or any collaborative partners will make timely filings with the FDA; that the FDA will act favorably or quickly on these submissions; that we will not be required to submit additional information or perform additional clinical studies; that we would not be required to submit an application for premarket approval, rather than a 510(k) pre-market notification submission as described below; or that other significant difficulties and costs will not be encountered to obtain FDA clearance or approval. The pre-market approval process is more rigorous and lengthier than the 510(k) clearance process for pre-market notifications; it can take several years from initial filing and require the submission of extensive supporting data and clinical information and clinical study data.

The FDA may impose strict labeling or other requirements as a condition of its clearance or approval, any of which could limit our ability to market our products. Further, if we wish to modify a product after FDA clearance of a pre-market notification or approval of a pre-market approval application, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the FDA. Any request by the FDA for additional data, or any requirement by the FDA that we conduct additional clinical studies or submit to the more rigorous and lengthier pre-market approval process, could result in a significant delay in bringing our products to market and substantial additional research and other expenditures. Similarly, any labeling or other conditions or restrictions imposed by the FDA on the marketing of our products could hinder our ability to effectively market our products. Any of the above actions by the FDA could delay or prevent altogether our ability to market and distribute our products. Further, there may be new FDA policies or changes in FDA policies that could be adverse to us.


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


IN FOREIGN COUNTRIES, INCLUDING EUROPEAN COUNTRIES, WE ARE ALSO SUBJECT TO GOVERNMENT REGULATION, WHICH COULD DELAY OR PREVENT OUR ABILITY TO SELL OUR PRODUCTS IN THOSE JURISDICTIONS.

In order for us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required to market our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, we must maintain ISO 9001 certification and CE mark certification, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to receive or maintain ISO 9001 certification or CE mark certification or other international regulatory approvals would prevent us from selling in Europe.

EVEN IF WE OBTAIN CLEARANCE OR APPROVAL TO SELL OUR PRODUCTS, WE ARE SUBJECT TO ONGOING REQUIREMENTS AND INSPECTIONS THAT COULD LEAD TO THE RESTRICTION, SUSPENSION OR REVOCATION OF OUR CLEARANCE.

We, as well as any collaborative partners, will be required to adhere to applicable FDA regulations regarding good manufacturing practice, which include testing, control, and documentation requirements. We are subject to similar regulations in foreign countries. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements will be strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in international jurisdictions by comparable agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit our ability to operate and could increase our costs.

OUR SUCCESS LARGELY DEPENDS ON OUR ABILITY TO OBTAIN AND PROTECT THE PROPRIETARY INFORMATION ON WHICH WE BASE OUR PRODUCTS.

Our success depends in large part upon our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products. If any of our patents are successfully challenged, invalidated or circumvented, or our right or ability to manufacture our products were to be limited, our ability to continue to manufacture and market our products could be adversely affected. In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. The other parties to these agreements may breach these provisions, and we may not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known to or be independently developed by competitors.

We have been issued, or have rights to, 25 U.S. patents (including those under license). In addition, we have filed for, or have rights to, 2 U.S. patents (including those under license, one filed under EU treaty provisions) that are still pending. One or more of the patents we hold directly or license from third parties, may be successfully challenged, invalidated or circumvented, or we may otherwise be unable to rely on these patents. These risks are also present for the process we use or will use for manufacturing our products. In addition, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products, either in the United States or in international markets.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. In addition, the United States Patent and Trademark Office may institute interference proceedings. The defense and prosecution of intellectual property suits, Patent and Trademark Office proceedings and related legal and administrative proceedings are both costly and time consuming. Moreover, we may need to litigate to enforce our patents, to protect our trade secrets or know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings involving us may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the proceedings. An adverse determination in the proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from selling our products in some or all markets. We may not be able to reach a satisfactory settlement of any dispute by licensing necessary patents or other intellectual property. Even if we reached a settlement, the settlement process may be expensive and time consuming, and the terms of the settlement may require us to pay substantial royalties. An adverse determination in a judicial or administrative proceeding or the failure to obtain a necessary license could prevent us from manufacturing and selling our products.

WE ARE DEVELOPING OUR CURRENT PRODUCT LINE INDEPENDENTLY FROM ANY COLLABORATIVE PARTNERS, WHICH MAY REQUIRE US TO ACCESS ADDITIONAL CAPITAL AND TO DEVELOP ADDITIONAL SKILLS TO PRODUCE, MARKET AND DISTRIBUTE THESE PRODUCTS.

We are also currently seeking direct funding for and expect to commercialize our cervical cancer detection product independently of any collaborative partner. These activities require additional resources and capital that we will need to secure. There is no assurance that we will be able to raise sufficient capital or attract and retain skilled personnel to enable us to finish development, launch and market these products. Thus, there can be no assurance that we will be able to commercialize any such product.

BECAUSE OUR PRODUCTS, WHICH USE DIFFERENT TECHNOLOGY OR APPLY TECHNOLOGY IN MORE INNOVATIVE WAYS THAN OTHER MEDICAL DEVICES, ARE OR WILL BE NEW TO THE MARKET, WE MAY NOT BE SUCCESSFUL IN LAUNCHING OUR PRODUCTS AND OUR OPERATIONS AND GROWTH WOULD BE ADVERSELY AFFECTED.

Our products are based on new methods of cervical cancer detection. If our products do not achieve significant market acceptance, our sales will be limited and our financial condition may suffer. Physicians and individuals may not recommend or use our products unless they determine that these products are an attractive alternative to current tests that have a long history of safe and effective use. To date, our products have been used by only a limited number of people for investigational and clinical trial purposes as we have not yet obtained FDA approval on our products, and few independent studies regarding our products have been published. The lack of independent studies limits the ability of doctors or consumers to compare our products to conventional products.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE MEDICAL DEVICE INDUSTRY, OUR FUTURE GROWTH AND OPERATING RESULTS WILL SUFFER.

The medical device industry in general and the markets in which we expect to offer products in particular, are intensely competitive. Many of our competitors have substantially greater financial, research, technical, and manufacturing, marketing and distribution resources than we do and have greater name recognition and lengthier operating histories in the health care industry. We may not be able to effectively compete against these and other competitors. Further, if our products are not available at competitive prices, health care administrators who are subject to increasing pressures to reduce costs may not elect to purchase them. Accordingly, competition in this area is expected to increase.

Furthermore, our competitors may succeed in developing, either before or after the development and commercialization of our products, devices and technologies that permit more efficient, less expensive non-invasive and less invasive monitoring, or cancer detection. It is also possible that one or more pharmaceutical or other health care companies will develop therapeutic drugs, treatments or other products that will substantially render our products obsolete.

WE DO NOT HAVE MANUFACTURING EXPERIENCE, WHICH COULD LIMIT OUR GROWTH.

We do not have manufacturing experience that would enable us to make products in the volumes that would be necessary for us to achieve significant commercial sales, and we rely upon our suppliers. In addition, we may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs, in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production.

THE AVAILABILITY OF THIRD-PARTY REIMBURSEMENT FOR OUR PRODUCTS IS UNCERTAIN, WHICH MAY LIMIT CONSUMER USE AND THE MARKET FOR OUR PRODUCTS.

In the United States and elsewhere, sales of medical products are dependent, in part, on the ability of consumers of these products to obtain reimbursement for all or a portion of their cost from third-party payers, such as government and private insurance plans. Any inability of patients, hospitals, physicians and other users of our products to obtain sufficient reimbursement from third-party payers for our products, or adverse changes in relevant governmental policies or the policies of private third-party payers regarding reimbursement for these products, could limit our ability to sell our products on a competitive basis. We are unable to predict what changes will be made in the reimbursement methods used by third-party health care payers. Moreover, third-party payers are increasingly challenging the prices charged for medical products and services, and some health care providers are gradually adopting a managed care system in which the providers contract to provide comprehensive health care services for a fixed cost per person. Patients, hospitals and physicians may not be able to justify the use of our products by the attendant cost savings and clinical benefits that we believe will be derived from the use of our products, and therefore may not be able to obtain third-party reimbursement.

Reimbursement and health care payment systems in international markets vary significantly by country and include both government sponsored health care and private insurance. We may not be able to obtain approvals for reimbursement from these international third-party payers in a timely manner, if at all. Any failure to receive international reimbursement approvals could have an adverse effect on market acceptance of our products in the international markets in which approvals are sought.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN SCIENTIFIC, TECHNICAL, MANAGERIAL AND FINANCE PERSONNEL.

Our ability to operate successfully and manage our future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, as well as our ability to attract and retain additional highly qualified personnel in these fields. We may not be able to attract and retain key employees when necessary, which would limit our operations and growth.

WE HAVE RAISED SUBSTANTIAL AMOUNTS OF CAPITAL IN PRIVATE PLACEMENTS FROM TIME TO TIME.

The securities offered in such private placements were not registered under the Securities Act or any state "blue sky" law in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we could face severe financial demands that could materially and adversely affect our financial position. Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently is reported on the NASDAQ BB as well as the issuance of warrants or convertible securities at a discount to market price.

CERTAIN SHAREHOLDERS HAVE ANTI-DILUTION RIGHTS.

Our Chairman and Chief Executive Officer and Robert Alfano, the inventor of much of our technology, have anti-dilution agreements which provide that such shareholders' interests in our Common Stock attributable to shares they owned on April 27, 1981 and August 19, 1999, respectively, will at all times represent approximately 17% and 4%, respectively, of the total issued and outstanding shares of our company. The issuance of our Common Stock in connection with such contractual obligations will substantially dilute the existing holders of our Common Stock.

INVESTORS IN OUR SECURITIES MAY SUFFER DILUTION.

The issuance of shares of Common Stock, or shares of Common Stock underlying warrants, options or preferred stock or convertible notes or anti-dilution contractual provisions of certain of our shareholders will dilute the equity interest of existing shareholders who do not have anti-dilution rights and could have a significant adverse effect on the market price of our Common Stock. The sale of Common Stock acquired at a discount could have a negative impact on the market price of our Common Stock and could increase the volatility in the market price of our Common Stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our Common Stock and/or rights to acquire additional shares of our Common Stock. The issuance of our Common Stock in connection with such financing may result in substantial dilution to the existing holders of our Common Stock who do not have anti-dilution rights. Those additional issuances of Common Stock would result in a reduction of your percentage interest in our company.

HISTORICALLY, OUR COMMON STOCK HAS EXPERIENCED SIGNIFICANT PRICE FLUCTUATIONS.

One or more of the following factors have influenced and are expected to influence these fluctuations:

     o announcements or press releases relating to the healthcare sector or to our own business or prospects;

     o regulatory, legislative or other developments affecting us or the healthcare industry generally;

     o conversion of our preferred stock and convertible debt into Common Stock at conversion rates based on then current market prices or discounts to market prices of our Common Stock and exercise of options and warrants at below current market prices;

     o sales by those financing our company through convertible securities the underlying Common Stock of which have been registered with the SEC and may be sold into the public market immediately upon conversion; and

     o market conditions specific to medical device companies, the healthcare industry and general market conditions.


IN ADDITION, IN RECENT YEARS THE STOCK MARKET HAS EXPERIENCED SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS.

These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many healthcare related technology companies. Factors such as those cited above, as well as other factors that may be unrelated to our operating performance, may adversely affect the price of our Common Stock.

WE HAVE NOT HAD EARNINGS, BUT IF EARNINGS WERE AVAILABLE, IT IS OUR GENERAL POLICY TO RETAIN ANY EARNINGS FOR USE IN OUR OPERATIONS.

Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future despite the recent reduction of the federal income tax rate on dividends. Any payment of cash dividends on our Common Stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, preferred rights of holders of preferred stock, plans for expansion, as well as other factors that our Board of Directors deems relevant. We anticipate that our future financing agreements may prohibit the payment of common stock dividends without the prior written consent of those investors.

WE ARE SIGNIFICANTLY INFLUENCED BY OUR DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATED ENTITIES.

Our directors and executive officers beneficially owned an aggregate of approximately 29% of our outstanding Common Stock as of June 30, 2004. These shareholders, acting together, would be able to exert significant influence on substantially all matters requiring approval by our shareholders, including the election of directors and the approval of mergers and other business combination transactions.

CERTAIN PROVISIONS OF NEW JERSEY CORPORATE LAWS MAY HAVE CERTAIN ANTI-TAKEOVER EFFECTS.

The anti-takeover provisions of the New Jersey Shareholder Protection Act described in the section "Description of Securities", may have the effect of discouraging a future takeover attempt which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.

THERE MAY BE A LIMITED PUBLIC MARKET FOR OUR SECURITIES; WE MAY FAIL TO QUALIFY FOR NASDAQ LISTING; AND WE MAY BE SUBJECT TO DISCLOSURE RELATING TO LOW PRICED STOCKS

Although the Company, if successful in its funding efforts, intends to apply for listing of the Common Stock on either NASDAQ or a registered exchange, there can be no assurance if and when initial listing criteria could be met or if such application would be granted, or that the trading of the Common Stock will be sustained. In the event that the Common Stock fails to qualify for initial or continued inclusion in the NASDAQ System or for initial or continued listing on a registered stock exchange, trading, if any, in the Common Stock, would then continue to be conducted in the over-the-counter market in what are commonly referred to as "pink sheets", or the NASD's "Electronic Bulletin Board". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our Common Stock, and our Common Stock would become substantially less attractive for margin and purpose loans, for investment by financial institutions or as consideration in future capital raising transactions.

Trading of our Common Stock may be subject to penny stock rules under the Exchange Act. Unless exempt, for any transaction involving a penny stock, the regulations require broker-dealers making a market in our Common Stock to provide risk disclosure to their customers including regarding the risks associated with our Common Stock, the suitability for the customer of an investment in our Common Stock, the duties of the broker-dealer to the customer, information regarding prices for our Common Stock and any compensation the broker-dealer would receive. The application of these rules may result in fewer market makers in our Common Stock. Our Common Stock is presently subject to the rules on penny stocks, and the liquidity of the Common Stock could be materially adversely affected so long as we remain subject to such rule.

                                 USE OF PROCEEDS

We will not receive any proceeds from the resale of shares covered by this prospectus. However, we have received an aggregate $37,500 from the exercise of warrants to purchase 150,000 of the shares covered by this prospectus.

                         DESCRIPTION OF THE TRANSACTIONS

On February 1, 2004, we sold 60 shares of our convertible preferred stock at a purchase price of $25,000 per share, for an aggregate purchase price of $1,500,000, to accredited investors in a private placement (the "Private Placement"). In March 2004, each share of convertible preferred stock purchased was converted into 100,000 shares of Common Stock. We agreed to register such shares of Common Stock on a registration statement (of which this prospectus forms a part).

On November 15, 2001, we entered into an agreement with Chesterbrook Partners Inc. pursuant to which, among other things, Chesterbrook Partners received five-year warrants to purchase an aggregate of 200,000 shares of Common Stock, at $0.25 per share, as compensation for shareholder support services provided to us during the period February 28, 1999 to November 15, 2001.

On each of December 3, 2001 and June 21, 2002, Chesterbrook Partners Inc. assigned all of its right, title and interest in a five-year warrant to purchase 50,000 shares of Common Stock for $0.25 per share to William M. Baker, a non-affiliated accredited investor. Mr. Baker exercised the warrants as to all of the shares of Common Stock on February 18, 2004 for an aggregate purchase price of $25,000. We have agreed to register such 100,000 shares of Common Stock on a registration statement (of which this prospectus forms a part).

On December 21, 2001 Chesterbrook Partners Inc. assigned all of its right, title and interest in a five-year warrant to purchase 50,000 shares of Common Stock for $0.25 per share to Lawrence B. Elgart, a non-affiliated accredited investor. Mr. Elgart exercised the warrant as to all of the shares of Common Stock on February 2, 2004 for an aggregate purchase price of $12,500. We have agreed to register such 50,000 shares of Common Stock on a registration statement (of which this prospectus forms a part).

On February 1, 2004, we entered into a Consulting agreement with Dr. Jeremy Rosen, under which we agreed to issue 325,000 shares of Common Stock as compensation for Dr. Rosen's medical/ FDA clinical advisory services for a period from February 1, 2004 to February 1, 2008 and to register such shares on a registration statement (of which this prospectus forms a part). The shares were issued to Dr. Rosen on March 8, 2004.

On February 1, 2004, we entered into a Consulting agreement with RT Consulting Services Inc., under which we agreed to issue 1,400,000 shares of Common Stock as compensation for RT Consulting Services Inc.'s medical/FDA engineering, manufacturing, and financial advisory services from February, 2004 to February, 2008 and to register the shares on a registration statement (of which this prospectus forms a part). The shares were issued to RT Consulting Services Inc. on March 8, 2004.

On April 1, 2004, we entered into a Consulting Agreement with Chesterbrook Partners Inc., under which we agreed to issue 200,000 shares of Common Stock as compensation for Chesterbrook Partners Inc.'s public relation and shareholder advisory services for the period April 1, 2004 to April 1, 2005 and to register the shares on a registration statement (of which this prospectus forms a part). The shares were issued to Chesterbrook Partners Inc. on May 5, 2004.

                              SELLING SHAREHOLDERS

The following table sets forth the shares beneficially owned, as of June 30, 2004, by the Selling Shareholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each Selling Shareholder would own beneficially if all such offered shares are sold. The Selling Shareholders acquired their beneficial interests in the shares being offered hereby in transactions described under the heading "Description of the Transactions." Except as expressly set forth below, none of the Selling Shareholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Shareholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

                                                   Shares of          Shares of         Shares of       Percentage of
                                                 Common Stock          Common         Common Stock       Common Stock
                                                  Owned Prior           Stock          Owned after       Owned After
Name and Address                                  to Offering        to be Sold       the Offering       the Offering
----------------                                  -----------        ----------       ------------       ------------
William Baker                                     1,610,000            400,000        1,210,000              2.4%
P.O. Box 7432
Delray Beach, FL 33482

Marjorie R. Bleiden and                             100,000            100,000               -0-             -0-
Peter P. Ippoliti, Tenants in Common
5250 Windsor Park Drive
Boca Raton, FL 33496

Sean G. Burke                                       100,000            100,000               -0-             -0-
208 Sunrise Drive
Wyckoff, NJ 07481

Young W. Chang                                      200,000            200,000               -0-             -0-
439 Albany Court
West New York, NJ 07093

Chesterbrook Partners Inc.                          200,000            200,000               -0-             -0-
P.O. Box 7432
Delray Beach, FL 33482

Lawrence B. Elgart                                  150,000            150,000               -0-             -0-
254 Park Avenue South, Apt. 5M
NY, NY 10010

David Epstein                                       400,000            400,000               -0-             -0-
300 East 85th Street, Apt 1903
NY, NY 10028


Financial Planning Analysts                         220,000            200,000           20,000               *
734 Walt Whitman Road,
Suite 301
Melville NY 11747

Liselotte Freidman                                  100,000            100,000               -0-             -0-
5856 Vintage Oaks Circle
Delray Beach, FL 33484

Peter Friedman                                      100,000            100,000               -0-             -0-
5856 Vintage Oaks Circle
Delray Beach, FL 33484

Carl D. Glaeser and Nancy N. Glaeser                100,000            100,000               -0-             -0-
Tenants in Common
8 Van Mulen Street
Mahwah, NJ 07430

Peter P. Ippoliti Trust and                         100,000            100,000               -0-             -0-
Marjorie R. Bleiden, Tenants in Common
5250 Windsor Park Drive
Boca Raton, FL 33496

Larry S. Kasman                                     120,000            100,000           20,000               *
801 Washington Street, Apt. 4E
Hoboken, NJ 07030

Marlene N. Kasman, Phd.                             250,000            200,000           50,000               *
163 Townline Road
East Northport, NY 11731

Dr. Richard Kasman                                  155,000            100,000           55,000               *
163 Townline Road
East Northport, NY 11731

Robert Kaufman                                      157,623            100,000           57,623               *
200 Atlantic Avenue, Apt. 201
Lynbrook, NY, NY 11653

Dolores F. Kutlow                                   172,950            100,000           72,950               *
16891 Isle of Palms Drive
Delray Beach, FL 33484

Linda L. Lawn                                       100,000            100,000               -0-             -0-
5552 Via DelaPlata Cir.
Delray Beach, FL 33484

Michael C. Manis                                    100,000            100,000               -0-             -0-
5 Tatem Way
Old Westbury, NY 11568

Thomas Mitchell McCann, IRA                         100,000            100,000               -0-             -0-
1200 Bel Aire Drive
West Pembroke Pines, FL 33027


Allen Moses & Neal M. Friedfertig,                  224,820            200,000           24,820               *
Tenants in Common
665 East 7th Street
NY, NY 11218

Mark and Bonnie Newman,                             100,000            100,000               -0-             -0-
Tenants in Common
2 East Putman Green
Greenwich, CT 06830

Joseph Penzone                                      100,000            100,000               -0-             -0-
3252 Waterbury Drive
Wantagh, NY 11793

R & T Consulting Inc.                             1,400,000          1,400,000               -0-             -0-
16719 Senterra Drive
Delray Beach, FL 33484

Herbert Regenstreif                                 207,000            100,000          107,000               *
362 Willis Avenue
Mineola, NY 11501

Evan D. Rosen                                       100,000            100,000               -0-             -0-
200 W 79th Street
NY, NY 10024

Jeffery Rosen DDS                                   325,000            325,000               -0-             -0-
446 East 86th Street, Apt 7G
NY, NY 10028

Jeremy S. Rosen DDS                               1,200,000          1,200,000               -0-             -0-
446 East 86th Street, Apt 7G
NY, NY 10028

Jeffrey Rosenfeld                                   120,000            100,000           20,000               *
1427 Noel Avenue
Hewlett, NY, 11557

Barry Schwartz and Judith Schwartz,                 100,000            100,000               -0-             -0-
Tenants in Common
11039 Via Lucca
Boynton Beach, FL 33437

Neil B. Tygar and Michele Tygar,                    100,000            100,000               -0-             -0-
Tenants in Common
16384 Via Venetig West
Delray Beach, FL 33484

Ronald Tygar                                        600,000            600,000               -0-             -0-
16719 Senterra Drive,
Delray Beach, FL 33484


Ronald Tygar and Francine Tygar,                    400,000            400,000               -0-             -0-
Joint Tenants WROS
16719 Senterra Drive,
Delray Beach, FL 33484

Michael J. Weiss                                    100,000            100,000               -0-             -0-
14 Doti Court
Huntington, NY 11743

Ira M. Wendroff and Diane R. Abdo,                  100,000            100,000               -0-             -0-
Joint Tenants
17205 Newport Club Drive
Boca Raton, FL 33496

___________
* Represents less than 1%

None of the Selling Shareholders are affiliates or controlled by our affiliates. None of the Selling Shareholders are now or were a director or officer or has or had a material relationship with the Company or any of our predecessors or affiliates for the past three years. We have separate contractual obligations to file this registration statement (of which this prospectus forms a part) with each of the Selling Shareholders.

                            DESCRIPTION OF SECURITIES


The Company is authorized to issue 199,950,000 shares of Common Stock, par value $0.01 per share, and 50,000 shares of Preferred Stock, par value $0.01 per share. As of June 30, 2004, there were issued and outstanding (i) 50,964,703 shares of Common Stock held of record by approximately 745 holders and beneficially owned by approximately 1,200 holders and (ii) no shares of Preferred Stock.

Common Stock

Holders of shares of Common Stock are entitled to cast one vote for each share held at all shareholder's meetings for all purposes, including the election of directors and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, and after satisfaction of all liabilities and preferences of the outstanding Preferred Stock, holders of Common Stock will be entitled to share equally, on a pro rata basis, in the remainder of the assets of the Company legally available for distribution to the holders of Common Stock. No holder of Common Stock has a preemptive or preferential right to purchase or subscribe for any additional shares of Common Stock.

The Common Stock does not have cumulative voting rights. After the sale of the shares offered hereby, the officers and directors of the Company, together with the Chairman of the Company's Scientific Advisory Board, will own approximately 37% of the Common Stock and therefor will, as a practical matter, be able to elect all directors of the Company. The By-Laws of the Company require that only a majority of the issued and outstanding shares of Common Stock be represented to constitute a quorum and transact business at a shareholders' meeting.

Preferred Stock

The Company is authorized to issue up to 50,000 Shares of Preferred Stock, $.01 par value per share, which may be issued from time-to-time in one or more series, the terms of which may be designated by the Board of Directors without further action by shareholders and may include voting rights, preferences with respect to dividends, liquidation, conversion and other rights, but will not have preemptive rights. The issuance of Preferred Stock may reduce the rights of the holders of Common Stock and therefore, the value of the Common Stock. Specific rights granted to future holders or Preferred Stock could be used to restrict our ability to merge with or sell our assets to a third party.

Holders of Convertible Preferred Stock are entitled to receive non-cumulative preferential dividends, if and when declared, before any dividends may be declared in the shares of Common Stock and are entitled to a preference over holders of Common Stock in the event of a liquidation of the Companys' assets.

Series A Preferred Stock has no redemption or dividend rights and votes only with respect to corporate matters affecting their respective rights, preferences or limitations. Holders of Series A Preferred Stock do not vote for the election of directors or on general corporate matters. Holders of Series A Preferred Stock are entitled to a preference of $10 per share before any payment is made to holders of Common Stock on liquidation of the assets of the Company. All issued and outstanding shares of Series A Perferred Stock were converted into Common Stock in March 2004.

Anti-Dilution

Our Chairman and Chief Executive Officer and Robert Alfano, the inventor of much of our technology, have anti-dilution agreements which provide that such shareholders' interest in our Common Stock attributable to shares they owned on April 27, 1981 and August 19, 1999, respectively, will at all times represent approximately 17% and 4%, respectively, of the total issued and outstanding shares of our Company. The issuance of our Common Stock in connection with such contractual obligations will substantially dilute the share ownership of the existing holders of Common Stock.


Anti-Takeover Effect of New Jersey Shareholder Protection Act

The Company is subject to the New Jersey Shareholder Protection Act (the "Protection Act"), which restricts certain business combinations by the Company with any of its 10% shareholders. Generally, the Protection Act prohibits a publicly held New Jersey corporation with its principal executive offices and significant business operations in New Jersey from engaging in any business combination (defined generally as any merger, consolidation, sale, lease, exchange, mortgage, or pledge, or any stock transfer, securities reclassification, liquidation or dissolution, excluding certain transactions involving assets or securities which have a market value below that specified in the Protection Act) with an "Interested Shareholder" (defined generally as any person who is the beneficial owner of 10% or more of the voting power of the outstanding shares or any affiliate of the corporation who at any time within the five year period immediately prior to the date of the business combination has been the beneficial owner of 10% or more of the voting power of the outstanding shares) for a period of five years from the date the Interested Shareholder became an Interested Shareholder, unless such transaction is approved by the board of directors prior to the date the shareholder became an Interested Shareholder. In addition, the Protection Act prohibits any business combination at any time with an Interested Shareholder other than a transaction that (i) is approved by the board of directors of the applicable corporation prior to the date the Interested Shareholder became the Interested Shareholders; or (ii) is approved by the affirmative vote of the holders of two-thirds of the voting shares not beneficially owned by the Interested Shareholder at a meeting called for that purpose; or (iii) satisfied certain stringent price and terms criteria.

Certain shareholders may consider the Protection Act to have disadvantageous effects. Tender offers or other non-open market acquisitions of shares are frequently made at prices above the prevailing market price of a company's shares. In addition, acquisitions of shares by persons attempting to acquire control through market purchases may cause the market price of the shares to reach levels that are higher than would otherwise be the case. The Protection Act may discourage any or all of such acquisitions, particularly those of less than all of the Company's shares, and may thereby deprive certain holders of the Company's shares of an opportunity to sell their shares at a temporarily higher market price.

                              PLAN OF DISTRIBUTION

We are registering an aggregate 8,075,000 shares of common stock covered by this prospectus on behalf of the Selling Shareholders. The Selling Shareholders and any of their donees, pledgees, assignees and successors in interest may, from time to time, offer and sell any and all of their shares of Common Stock on any stock exchange, market or trading facility on which such shares are traded. The Selling Shareholders will act independently of the Company and each other in making decisions with respect to the timing, manner and size of each such sale. Sales may be made at fixed or negotiated prices. The Company believes that none of the Selling Shareholders have entered into any agreement, understanding or arrangement with any underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution of a purchase by a broker-dealer. The shares may be sold by way of any legally available means, including in one or more of the following transactions:

     o a block trade in which a broker-dealer engaged by a Selling Shareholder attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

     o ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

     o    privately negotiated transactions.

Transactions under this prospectus may or may not involve brokers or dealers. The Selling Shareholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents also may receive compensation in the form of discounts, concessions or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Shareholders do not expect these commisions and discounts to exceed what is customary in the types of transactions involved. Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act. If the Selling Shareholders are deemed to be underwriters, they may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the number of shares to be sold, the name of the Selling Shareholder, the purchase price, the name of any agent or broker and any applicable commissions, discounts or other compensation to such agents or brokers and other material facts with respect to a particular offering will be set forth in a prospectus supplement.


The Selling Shareholders may also sell shares under Rule 144 under the Securities Act if available, rather than pursuant to this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with. We advised the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the shares offered hereby.

We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees secured in connection with the sale of Common Stock offered hereby will be paid by the Selling Shareholders.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS


Section 14A:3-5 of the Business Corporation Act of New Jersey provides, in general, that a corporation incorporated under the laws of the State of New Jersey, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.


The Company and each Selling Shareholder have agreed to indemnify and hold harmless the other against any losses, claims, damages or liabilities (including reasonable legal and other expenses reasonably incurred in and investigating and defending against the same), to which each may become subject under the Securities Act, or state securities laws or liabilities, arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in this Registration Statement, the prospectus contained in this Registration Statement or any amendment or supplement to this Registration Statement, or arise out of or base upon any omission or alleged omission to state therein a material fact required to be stated therein where necessary to make the statements contained therein not misleading.

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the laws of the State of New Jersey as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any shareholders' or directors' resolution or by contract.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, information statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a Registration Statement on Form S-3 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof, which may be found at the location and website referenced above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" in this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. All information incorporated herein by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all shares offered by this prospectus are sold:

     o    Annual Report on Form 10-KSB, dated February 29, 2004
     o    Quarterly Report on Form 10-QSB, dated July 20, 2004
     o Definitive Information Statement to Shareholders on Schedule 14C filed with the SEC on January 20, 2004
     o The description of our common stock contained in our Registration Statement on Form S-1 filed with the SEC on December 9, 1971, together with any reports filed for the purpose of updating such description.

You may request a copy of these filings, or any other documents or other information referred to or incorporated by reference in this prospectus, at no cost, by writing or calling us at:

                       Mediscience Technology Corp.
                       161 N. Franklin Turnpike
                       Ramsey, New Jersey  07446
                       Attn: Michael Engelhart, President
                       Telephone: (201) 925-5077

Exhibits to the documents incorporated by reference will not be sent, however, unless these exhibits have been specifically referenced in this prospectus.

                                 LEGAL MATTERS


Certain legal matters with respect to the validity of the securities being offered hereby have been passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP. A member of Olshan Grundman Frome Rosenzweig & Wolosky LLP owns shares of our common stock.

                                     EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of Mediscience Technology Corp. for the year ended February 29, 2004 have been audited by Parente Randolph LLC, independent registered public accounting firm, as stated in their report, appearing therein, which included an explanatory paragraph indicating that substantial doubt exists about the Company's ability to continue as a going concern, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     Part II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with this Registration Statement are estimated as follows:

SEC Registration Fee                                                  $   511.55
Accounting Fees and Expenses                                              28,000
Legal Fees and Expenses                                                   50,000
Transfer Agent Fees and Expenses                                           2,000
Printing Fees and Expenses                                                 1,000
Miscellaneous Expenses                                                       500

 Total                                                                $82,011.55

Item 15. Indemnification of Directors and Officers.

Section 14A:3-5 of the Business Corporation Act of New Jersey provides, in general, that a corporation incorporated under the laws of the State of New Jersey, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

The Company and each Selling Shareholder have agreed to indemnify and hold harmless the other against any losses, claims, damages or liabilities (including reasonable legal and other expenses reasonably incurred in and investigating and defending against the same), to which each may become subject under the Securities Act, or state securities laws or liabilities, arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in this Registration Statement, the prospectus contained in this Registration Statement or any amendment or supplement to this Registration Statement, or arise out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein where necessary to make the statements contained therein not misleading.

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the laws of the State of New Jersey as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any shareholders' or directors' resolution or by contract.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

Exhibit
Number              Description
------              -----------

4.1 Letter Agreement, dated November 15, 2001 between the Company and Chesterbrook Partners Inc.

4.2 Stock Purchase Warrant, dated November 15 2001, issued to Chesterbrook Partners Inc. to purchase 100,000 shares at an exercise price of $0.25

4.3 Stock Purchase Warrant, dated November 15, 2001, issued to Chesterbrook Partners Inc. to purchase 50,000 shares at an exercise price of $0.25

4.4 Stock Purchase Warrant, dated November 15 2001, issued to Chesterbrook Partners Inc. to purchase 50,000 shares at an exercise price of $0.25

4.5 Assignment of Stock Purchase Warrant, dated December 3, 2001 and June 21, 2002, to purchase 100,000 shares at an exercise price of $0.25 from Chesterbrook Partners Inc. to William Baker

4.6 Assignment of Stock Purchase Warrant dated December 21, 2001, to purchase 50,000 shares at an exercise price of $0.25 from Chesterbrook Partners Inc. to Lawrence B. Elgart

4.7 Consulting Agreement, dated April 1, 2004, between the Company and Chesterbrook Partners Inc.

4.8 Consulting Agreement, dated February 1, 2004, between the Company and Jeremy Rosen

4.9 Consulting Agreement, dated February 1, 2004, between the Company and RT Consulting Services Inc.

4.10 Form of Subscription Agreement between the Company and each of the Selling Shareholders which participated in the Private Placement

5.1                 Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

23.1                Consent of Parente Randolph, LLC

23.2                Consent of Olshan Grundman Frome Rosenzweig &
                    Wolosky LLP (included in Exhibit 5.1)

24                  Power of Attorney (included on signature page)

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by refer in the Registration Statement shall be deemed to be a new regist statement relating to the securities offered therein, and the of of such securities at that time shall be deemed to be the initia fide offer thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stone Harbor, State of New Jersey, on July 30, 2004.

                                                Mediscience Technology Corp.

                                                By: /s/ Peter Katevatis
                                                    -------------------
                                                    Chairman and Chief Executive
                                                    Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Peter Katevatis and Michael Engelhart his true and lawful attorney-in-fact and agent, with full power of substitution and reconstitution, for him and in his name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre-or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures                                Title                         Date
----------                                -----                         ----

/s/ Peter Katevatis      Chairman, Chief Executive Officer and     July 28, 2004
---------------                         Director
Peter Katevatis

/s/ Michael Engelhart    President, Chief Operating Officer and    July 28, 2004
---------------------                   Director
Michael Engelhart

/s/ John Kennedy           Chief Financial Officer and Director    July 28, 2004
----------------
John Kennedy

/s/ John Matheu                         Director                   July 28, 2004
---------------
John Matheu

/s/ William Armstrong                   Director                   July 28, 2004
---------------------
William Armstrong

/s/ Sidney Braginsky                    Director                   July 28, 2004
--------------------
Sidney Braginsky

/s/ Michael Kouvatas                    Director                   July 28, 2004
--------------------
Michael Kouvatas